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                                                                   Exhibit 99.02

              LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T


March 29, 2002

United States Securities and Exchange Commission
Washington, DC 20549

Re:  Temporary Note 3T to Article 3 of Regulation S-X

Ladies and Gentlemen:

CSG Systems International, Inc. has obtained a representation from Arthur Andersen LLP, dated as of March 26, 2002, that states:

"We have audited the consolidated financial statements of CSG Systems International, Inc. and subsidiaries as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 28, 2002. We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit."

Very truly yours,

CSG Systems International, Inc.

By:  /s/ Peter Kalan
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     Peter Kalan
     Chief Financial Officer